EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Waste Management Announces the Redemption of Senior Notes Due in 2015, 2017, and 2019	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394-5093 tbeck3@wm.com

HOUSTON — December 19, 2014 — Waste Management, Inc. (NYSE:WM) announced today that it will redeem the entire outstanding principal amount of its 6.375% Senior Notes due March 2015, 7.125% Senior Notes due December 2017, and 7.375% Senior Notes due March 2019 (the “Notes”). The redemption date for the Notes is January 20, 2015. The aggregate principal amount of the Notes outstanding is $946.8 million. The redemption price for each series of Notes will include a make-whole premium, which will be calculated three business days prior to the redemption date in accordance with the terms of the Notes and related indenture, plus accrued and unpaid interest on the Notes up to, but excluding, the redemption date. Waste Management plans to use cash on hand to fund the redemption of the Notes, pending consideration of potential debt refinancings.

Notices of redemption are being sent to all currently registered holders of the Notes by the Trustee, The Bank of New York Mellon Trust Company, N.A. For more information, holders of the Notes may call The Bank of New York Mellon at 1-800-254-2826.

This press release is not an offer to sell or a solicitation of an offer to buy any securities.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release are discussed in our most recent Annual Report on Form 10-K.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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